CONSULTING AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into as of November 4, 2002, by and between David Wood (the "Consultant"), and Citadel Security Software Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company desires to retain the services of the Consultant to provide certain business and legal consulting services to the Company; and

     WHEREAS, the Consultant desires to provide such services on the terms and conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

                                    ARTICLE I
                                    SERVICES
                                    --------

     1.1     General  Duties.  During the term of this Agreement, the Consultant
             ---------------
shall provide to the Company consulting services as requested from time to time by the Company relating to legal, operational and business matters involving the operations of the Company, including analysis and consultation regarding personnel, software product features, purchasing and supplies, accounting matters, and business strategies for the Company.

     The Consultant shall also provide such additional consulting services as may be reasonably requested from time to time by the Company. Notwithstanding any other provision of this Agreement, Consultant shall not be required to provide consulting services in excess of five days in any month during the term of this Agreement, and Consultant shall not provide investment related services under this Agreement.

     1.2     Compliance with Laws.  In rendering consulting services hereunder,
             --------------------
the Consultant shall comply with all applicable laws, rules and regulations.

                                   ARTICLE II
                                  COMPENSATION
                                  ------------

     2.1     Fee to Consultant.  As compensation for the Consultant's services
             -----------------
hereunder, the Company shall be obligated to pay to the Consultant options to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $0.34 per share.

     2.2     Expenses; Taxes.  The Consultant shall be responsible for any and
             ---------------
all costs and expenses incurred by the Consultant in rendering services hereunder and for any and all income or withholding taxes applicable to the fees paid to Consultant hereunder. The Company and the Consultant agree that all consulting services shall be provided in Texas.


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                                   ARTICLE III
                              TERM AND TERMINATION
                              --------------------

     3.1     Term.  This Agreement shall be effective as of the date first above
             ----
written and shall continue in force until November 4, 2003 unless earlier terminated in accordance with Section 3.2.

     3.2     Termination.  This Agreement may be terminated upon written notice
             -----------
of termination by the Company to the Consultant.

                                   ARTICLE IV
                               GENERAL PROVISIONS
                               ------------------

     4.1     Confidentiality.  Each party agrees that all information
             ---------------
communicated to it by the other in connection with this Agreement, whether before or after the effective date hereof, was and shall be received in strict confidence and shall be used only for purposes of this Agreement, and that no such information including, without limitation, the provisions of this Agreement, shall be disclosed by a party to this Agreement, without the prior written consent of the other party. The requirements and obligations of this
Section 4.1 shall survive the termination of this Agreement.

     4.2     Relationship  of  Parties.  It is the express intention and
             -------------------------
understanding of the Company and the Consultant that the relationship of the Consultant to the Company shall be at all times that of an independent contractor, with the Consultant having full and complete liberty to use his own free and uncontrolled will, judgment and discretion as to the method and manner of performing the obligations of the Consultant hereunder. Nothing herein contained or done pursuant to this Agreement shall constitute the Consultant, its agents or employees a partner or joint venturer of the Company.

     4.3     Notices.  All notices that are required or may be given pursuant to
             -------
the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, by commercial messenger service, or by registered or certified mail, postage prepaid, to the other party at the following address or to such other address as either party shall provide to the other party in writing in accordance with this Section 4.3:

     If to the Consultant, at the address on the books of the Company.

     If to the Company:

          Citadel Security Software Inc.
          8750 North Central Expressway, Suite 100
          Dallas, Texas  75231
          Attention:  Steven B. Solomon


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     4.4     Counterparts.  This  Agreement  may  be  executed  in  one  or more
             ------------
counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

     4.5     IMPORTANT NOTICE TO CONSULTINDEPENDENT COUNSEL.  The Company agrees
             ----------------------------------------------
and acknowledges that the Consultant has advised the Company to seek independent counsel with respect to the terms and conditions of this Agreement and the business arrangement between the Company and the Consultant and that the Company has been afforded an opportunity to do so. The Company waives any conflicts or potential conflicts of interest in connection with entering into this Agreement with the Consultant. The Company understands that the Consultant does not represent the Company in connection with this Agreement. The Company agrees and acknowledges that the terms and conditions of this Agreement are fair and reasonable to the Company and have been fully disclosed in a manner which can be reasonably understood by the Company.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                         COMPANY:

                         Citadel  Security  Software  Inc.


                         By:
                              ------------------------------------------
                              Steven  B.  Solomon,  President

                         CONSULTANT:



                         -----------------------------------------------
                         David  Wood


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